Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

September 1, 2020

Aditx Therapeutics, Inc.

11161 Anderson Street

Suite 105-10014

Loma Linda, CA 92354

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed by Aditx Therapeutics, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) of (A) $11,040,000 of units (the “Units”) of securities of the Company, with each Unit consisting of (a) one share of common stock, par value $0.001 per share, of the Company (“Common Stock”) (or, to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of such offering, a share of the Company’s Series A Preferred Stock (the “Preferred Stock”), in lieu of a share of Common Stock), (b) one Series A-1 warrant to purchase one share of Common Stock (the “Series A-1 Warrants”), and (c) one Series B-1 warrant to purchase one share of Common Stock (the “Series B-1 Warrants,” and collectively, with the Series A-1 Warrants, the “Warrants”)); and (B) $240,000 of underwriters’ warrants to purchase shares of Common Stock (and the shares of Common Stock that are issuable from time to time upon exercise of the Underwriters’ Warrants) (the “Underwriters’ Warrants”). Each share of Preferred Stock will be convertible into one share of Common Stock. The Common Stock, Preferred Stock, Warrants and Underwriters’ Warrants are referred to herein collectively as the “Securities.”

We are acting as special counsel for the Company in connection with the Registration Statement. We have examined the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon minutes of meetings and resolutions of the board of directors of the Company (the “Board”) as provided to us by the Company, the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that:

I. the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

II. the shares of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

III. the shares of Preferred Stock, if purchased in lieu of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

IV. provided that the Warrants and Underwriters’ Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or underwriters, such Warrants and Underwriters’ Warrants, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company; and

V. the shares of Common Stock issuable pursuant to each of the Series A-1 Warrants, Series B-1 Warrants and Underwriter’s Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Series A-1 Warrants, Series B-1 Warrants, or Underwriters’ Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP